Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
March 9, 2017	C. Todd Asbury
(276) 873-7000

NEW PEOPLES BANKSHARES, INC. REPORTS 2016 RESULTS

Honaker, Virginia -- New Peoples Bankshares (the “Company”) (OTCPINK: NWPP) and its wholly-owned subsidiary New Peoples Bank (the “Bank”) today announced consolidated net income of $958,000, or $0.04 earnings per share, for the year ended December 31, 2016. This compares to consolidated net income of $2.7 million, or $0.12 earnings per share, for the year ended December 31, 2015, which is a decline of $1.7 million, or $0.08 earnings per share.

Highlights from the year ended December 31, 2016 include:

·	Termination of the regulatory Written Agreement on February 2nd, 2016;
·	A $27.4 million, or 6.22%, increase in loans;
·	A negative provision for loan losses of $500,000 for 2016 as compared to a negative provision for loan losses of $2.2 million for 2015;
·	Writedowns of other real estate owned properties of $1.4 million, a decrease of $1.8 million, or 56.44% when compared to 2015;
·	A reduction in other real estate owned of $1.7 million, or 14.06%;
·	A reduction of $434,000, or 14.21%, in interest expenses;
·	A decrease of $1.4 million, or 9.71% in nonaccrual loans;
·	A decrease of $1.4 million, or 6.98%, in substandard loans;
·	A decrease of $9.2 million, or 3.56%, in higher-costing time deposits;
·	A strong net interest margin of 3.92%;
·	The Bank is considered well capitalized as defined by regulatory guidelines;
·	Rollout of Interactive Teller Machines (“iTMs”), a new, state-of-the-art technology;
·	Introduction of secondary market mortgage services;
·	Hired additional lending, credit administration and digital banking personnel;
·	The Bank opened a loan production office in Jonesborough, Tennessee; and,
·	Book value per share of $2.01 as of December 31, 2016.

“Having the Written Agreement terminated and in our rearview mirror was a major achievement for the Company. That allowed us to focus on loan growth, problem asset reduction, and technological upgrades that will keep us competitive in today’s ever-changing marketplace” stated Todd Asbury, President and Chief Executive Officer. He added “As of yet, our earnings are not reflecting the great strides we have made in growing the loan portfolio, improving our credit quality, and upgrading our technological delivery channels. We expect an uptick in earnings in 2017, but expenses associated with resolving problem assets may continue to have a negative impact on earnings. We are working hard to increase earnings, decrease problem assets, gain efficiencies and maintain strong capital levels. We are not yet out of the tunnel, but we do see the light ahead and are really excited about the future of our company.”

2016 Results

The Company‘s consolidated net income for the year ended December 31, 2016 was $958,000, or earnings per share of $0.04, compared to consolidated net income of $2.7 million, or earnings per share of $0.12, for the year ended December 31, 2015. This is a decline of $1.7 million, or $0.08 per share. The annualized return on average assets for the fiscal year 2016 was 0.15% as compared to 0.41% for the same period in 2015. The return on average equity was 2.00% for the fiscal year 2016 and 5.95% for the same period in 2015.

The Company’s primary source of income, net interest income, decreased by $875,000, or 3.87%, from 2015 to 2016. The decrease in net interest income is due primarily to the $1.1 million decline in interest earned on loans. Though the Bank had an increase in volume on loans in 2016 when compared to 2015, rates earned on new loan relationships were lower and renewed loans repriced to lower rates. The decline in interest earned on loans was somewhat offset by the $434,000 decline in interest expense.

For 2016, noninterest income increased to $7.3 million from $6.4 million for the same period in 2015. This is an increase of $888,000, or 13.87%. This increase was primarily due to a $690,000 increase in overdraft fees earned in 2016 compared to 2015. In June of 2016, the Bank began offering a new overdraft product to its deposit customers. Gains on sales of securities increased $268,000 in 2016 versus 2015. During 2016, we began originating secondary market mortgages and issuing our own credit cards as a means to continue increasing noninterest income.

Noninterest expenses showed a slight increase of $45,000 to $28.6 million in 2016. Salaries and employee benefits increased from $11.8 million in 2015 to $13.1 million in 2016, an increase of $1.3 million, or 11.02%. During 2016, the Bank added commercial banking officers, credit administration personnel, business development employees, as well as staff to support the iTMs and digital banking services. Occupancy and equipment expenses increased $292,000 to $4.2 million during 2016. Advertising and public relations expense and data processing and communications expense rose $42,000 and $254,000, respectively, in 2016 when compared to 2015. Expenses related to other real estate owned and repossessed assets showed a significant decline of $1.9 million, or 46.36%, from $4.1 million in 2015 to $2.2 million in 2016. OREO decreased in 2016 to $10.7 million at December 31, 2016 from $12.4 million at December 31, 2015.

Balance Sheet

At December 31, 2016, total assets were $634.3 million, total loans were $468.6 million, and total deposits were $554.4 million. Total assets increased $8.4 million in 2016, or 1.35%, from $625.9 million at December 31, 2015. Total loans increased $27.4 million, or 6.22%, from $441.2 million at December 31, 2015, to $468.6 million at December 31, 2016. Investment in securities declined $31.6 million, or 31.12%, to $70.0 million at December 31, 2016 in order to fund new loan growth. Bank premises and equipment grew $1.8 million, or 6.53%, to $30.0 million at December 31, 2016. This increase was mainly due to adding iTMs at all our branch locations and several other non-branch locations. Also, the Bank purchased a building in Bristol, Virginia to house the iTM operations. OREO decreased in 2016 to $10.7 million at December 31, 2016 from $12.4 million at December 31, 2015.

On the liability side of the balance sheet, total deposits declined $3.6 million, or 0.64% to $554.4 million. Time deposits declined $9.2 million, or 3.56%, as high cost time deposits matured throughout the year. FHLB advances increased $10.8 million to $13.8 million while trust preferred securities remained unchanged at $16.5 million.

Total equity was $46.9 million at December 31, 2016. The Bank maintained a well-capitalized status during both 2016 and 2015. The Bank’s capital ratios at December 31, 2016 as compared to December 31, 2015, respectively were as follows: Tier 1 leverage ratio of 9.93% versus 9.67%; Tier 1 risk based capital ratio of 15.39% versus 16.29%; total risk based capital ratio of 16.64% versus 17.55%; and common equity Tier 1 capital ratio of 15.39% versus 16.29%. The Bank is considered well-capitalized under regulatory guidelines.

Asset Quality and Allowance for Loan Losses

Asset quality continued its trend of improvement during 2016. We experienced a decrease in OREO and nonaccrual loans in 2016. Total past due loans were $15.9 million as of December 31, 2016, an uptick of $2.5 million, or 18.55%, from the $13.4 million as of December 31, 2015 largely due to one credit relationship. As a percentage of total loans, past due loans were 3.39% in 2016 versus 3.04% in 2015. At December 31, 2016, loans in non-accrual status totaling $13.4 million, or 2.86% of total loans. At December 31, 2015, loans in non-accrual status totaled $14.8 million, or 3.37% of total loans. There were no loans past due 90 days or greater and still accruing interest at December 31, 2016 or 2015.

Nonperforming assets, which include nonaccrual loans, loans past due 90 days or greater still accruing interest, and other real estate owned, decreased $3.1 million, or 11.69%, from $27.2 million to $24.1 million during 2016. Total nonperforming assets represented 3.79% and 4.35% of total assets at December 31, 2016 and December 31, 2015, respectively.

The allowance for loan losses decreased to $6.1 million at December 31, 2016 as compared to $7.5 million at December 31, 2015. The allowance for loan losses at the end of 2016 was 1.30% of total loans as compared to 1.70% at the end of 2015. Negative provisions of $500,000 and $2.2 million were recorded in 2016 and 2015, respectively.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 20 locations throughout southwest Virginia, eastern Tennessee, and southern West Virginia. The Company’s common stock is traded over the counter under the trading symbol “NWPP”. Additional investor information can be found on the Company’s website at www.npbankshares.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2016 AND 2015

(IN THOUSANDS EXCEPT SHARE DATA)

ASSETS	2016	2015

Cash and due from banks	$18,500	$15,087
Interest-bearing deposits with banks	16,816	11,251
Federal funds sold	132	-
Total Cash and Cash Equivalents	35,448	26,338

Investment securities available-for-sale	70,011	101,642

Loans receivable	468,629	441,169
Allowance for loan losses	(6,072)	(7,493)
Net Loans	462,557	433,676

Bank premises and equipment, net	29,985	28,148
Equity securities (restricted)	2,802	2,441
Other real estate owned	10,655	12,398
Accrued interest receivable	1,848	1,816
Life insurance investments	12,274	12,105
Deferred taxes, net	5,285	5,121
Other assets	3,470	2,213
Total Assets	$634,335	$625,898

LIABILITIES

Deposits
Demand deposits
Noninterest bearing	$151,914	$149,714
Interest-bearing	40,213	30,251
Savings deposits	114,492	121,076
Time deposits	247,819	256,978
Total Deposits	554,438	558,019

FHLB advances	13,758	2,958
Accrued interest payable	331	288
Accrued expenses and other liabilities	2,395	2,050
Trust preferred securities	16,496	16,496
Total Liabilities	587,418	579,811

STOCKHOLDERS’ EQUITY
Common stock - $2.00 par value; 50,000,000 shares authorized;
23,354,457 and 23,354,082 shares issued and outstanding at
December 31, 2016 and 2015, respectively	46,709	46,708
Common stock warrants	764	764
Additional paid-in capital	13,965	13,965
Retained deficit	(14,065)	(15,023)
Accumulated other comprehensive loss	(456)	(327)
Total Stockholders’ Equity	46,917	46,087
Total Liabilities and Stockholders’ Equity	$634,335	$625,898

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

INTEREST AND DIVIDEND INCOME	2016	2015
Loans including fees	$22,644	$23,671
Federal funds sold	-	2
Interest-earning deposits with banks	84	91
Investments	1,480	1,759
Dividends on equity securities (restricted)	138	132
Total Interest and Dividend Income	24,346	25,655

INTEREST EXPENSE
Deposits
Demand	50	37
Savings	166	173
Time deposits below $100,000	1,087	1,343
Time deposits above $100,000	655	916
FHLB advances	152	145
Federal funds purchased	2	-
Trust preferred securities	508	440
Total Interest Expense	2,620	3,054

NET INTEREST INCOME	21,726	22,601

PROVISION FOR LOAN LOSSES	(500)	(2,200)

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	22,226	24,801

NONINTEREST INCOME
Service charges	2,850	2,216
Fees, commission and other income	3,507	3,247
Insurance and investment fees	462	559
Net realized gains on sale of investment securities	303	35
Life insurance investment income	169	346
Total Noninterest Income	7,291	6,403

NONINTEREST EXPENSES
Salaries and employee benefits	13,126	11,823
Occupancy and equipment expenses	4,157	3,865
Advertising and public relations	449	407
Data processing and telecommunications	2,403	2,149
FDIC insurance premiums	470	842
Other real estate owned and repossessed assets, net	2,193	4,088
Other operating expenses	5,770	5,349
Total Noninterest Expenses	28,568	28,523

INCOME BEFORE INCOME TAXES	949	2,681

INCOME TAX EXPENSE (BENEFIT)	(9)	19

NET INCOME	$958	$2,662
Income Per Share

Basic and Diluted	$0.04	$0.12
Average Weighted Shares of Common Stock
Basic and Diluted	23,354,155	22,955,391

    NEW PEOPLES BANKSHARES, INC.

QUARTERLY KEY PERFORMANCE AND CAPITAL RATIOS

 (UNAUDITED)

	For the three-months ended,
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Key Performance Ratios
Earning Asset Yield	4.40%	4.40%	4.39%	4.41%	4.70%
Cost of interest bearing liabilities	0.64%	0.62%	0.59%	0.58%	0.60%
Cost of Funds	0.47%	0.46%	0.43%	0.44%	0.45%
Net Interest Margin	3.90%	3.92%	3.94%	3.95%	4.23%

Return on average stockholder’s equity	(7.95)%	2.84%	7.49%	5.99%	(6.02)%
Return on average assets	(0.61)%	0.22%	0.56%	0.45%	(0.45)%
Efficiency Ratio*	113.25%	95.45%	94.70%	90.05%	122.39%
Loan to Deposit Ratio	84.52%	83.51%	82.80%	81.10%	79.06%

Asset Quality
Allowance for loan loss to total loans	1.30%	1.37%	1.45%	1.60%	1.70%
Net charge offs to average loans, annualized	0.24%	0.25%	0.06%	0.25%	0.16%
Nonaccrual loans to total loans	2.86%	2.89%	2.72%	3.00%	3.37%
Nonperforming assets to total assets	3.79%	4.20%	4.22%	4.20%	4.35%

Capital Ratios (Bank Only)**
Tier 1 leverage	9.93%	10.00%	9.98%	9.83%	9.67%
Tier 1 risk-based capital	15.39%	15.72%	15.70%	16.02%	16.29%
Total risk-based capital	16.64%	16.98%	16.95%	17.28%	17.55%
Total common equity tier 1 capital	15.39%	15.72%	15.70%	16.02%	16.29%

*The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

**The capital ratios as of December 31, 2016 and 2015 are audited.